Exhibit 99.1

CSX Corporation Announces Record Third Quarter Financial Results

Highlights:

•	Third quarter record earnings per share of $0.52 and operating ratio of 68.3 percent

•	Strong service performance

•	Remain an industry leader in safety

JACKSONVILLE, Fla. - October 13, 2015 - CSX Corporation (NYSE: CSX) today announced net earnings of $507 million for the third quarter of 2015, versus $509 million for the same period in 2014, which translates to a third quarter record $0.52 per share, compared to $0.51 in the prior year.

Revenue declined nine percent in the quarter, as gains in price were more than offset by the combination of lower fuel recovery, a three percent volume decline and continued transition in CSX’s business mix. At the same time, expenses declined 11 percent on the collective effect of continued low fuel prices, cost reductions reflecting lower volume and savings from efficiency initiatives. The resulting $933 million in operating income drove a third quarter record operating ratio of 68.3 percent.

“CSX’s third quarter results demonstrate the company’s ability to leverage improving service while controlling costs in a dynamic environment where commodity prices and the strength of the U.S. dollar are challenging many of our markets,” said Michael J. Ward, chairman and chief executive officer. “Our performance supports strong pricing and continued efficiency gains as we continue to drive value for customers and shareholders.”

CSX is still targeting its full-year expectations for earnings per share growth in the mid-single digits and meaningful margin expansion as it progresses toward its longer-term goal of a full-year operating ratio in the mid-60s. These targets remain intact despite expectations for 2015 coal revenue to decline approximately $450 million primarily due to continued low natural gas prices and high inventory levels. In that regard, the company now expects domestic coal volume to decline by more than 10 percent in 2015, while the full-year outlook for export coal volume remains approximately 30 million tons. These significant coal headwinds are now also expected to continue in 2016.

Exhibit 99.1

CSX executives will conduct a quarterly earnings conference call with the investment community on October 14, 2015, from 8:30 a.m. to 9:30 a.m. Eastern time. Investors, media and the public may listen to the conference call by dialing 1-888-EARN-CSX (888-327-6279) and asking for the CSX earnings call. Callers outside the U.S., dial 1-773-756-0199. Participants should dial in 10 minutes prior to the call. In conjunction with the call, a live webcast will be accessible and presentation materials will be posted on the company's website at http://investors.csx.com. Following the earnings call, an internet replay of the presentation will be archived on the company website.

This earnings announcement, as well as additional detailed financial information, is contained in the CSX Quarterly Financial Report available through the company’s website at http://investors.csx.com and on Form 8-K with the Securities and Exchange Commission.

About CSX and its Disclosures
CSX, based in Jacksonville, Florida, is a premier transportation company. It provides rail, intermodal and rail-to-truck transload services and solutions to customers across a broad array of markets, including energy, industrial, construction, agricultural, and consumer products. For nearly 190 years, CSX has played a critical role in the nation's economic expansion and industrial development. Its network connects every major metropolitan area in the eastern United States, where nearly two-thirds of the nation's population resides. It also links more than 240 short-line railroads and more than 70 ocean, river and lake ports with major population centers and farming towns alike.

This announcement, as well as additional financial information, is available on the company's website at http://investors.csx.com. CSX also uses social media channels to communicate information about the company. Although social media channels are not intended to be the primary method of disclosure for material information, it is possible that certain information CSX posts on social media could be deemed to be material.

Therefore, we encourage investors, the media, and others interested in the company to review the information we post on Twitter (http://twitter.com/CSX) and on Slideshare (http://www.slideshare.net/HowTomorrowMoves). The social media channels used by CSX may be updated from time to time.

More information about CSX Corporation and its subsidiaries is available at www.csx.com and on Facebook (http://www.facebook.com/OfficialCSX).
Forward-looking Statements

This information and other statements by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, margins, volumes, rates, cost-savings, expenses, taxes, liquidity, capital expenditures, dividends, share repurchases or other financial items, statements of management's plans, strategies and objectives for future operations, and management's expectations as to future performance and operations and the time by which objectives will be achieved, statements concerning proposed new services, and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “will,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate,” “preliminary” and similar expressions. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company updates any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.
Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by any forward- looking statements include, among others; (i) the company's success in implementing its financial and operational initiatives; (ii) changes in domestic or international economic, political or business conditions, including those affecting the transportation industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; (v) the outcome of claims and litigation involving or affecting the company; (vi) natural events such as severe weather conditions or pandemic health crises; and (vii) the inherent uncertainty associated with projecting economic and business conditions.
Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company's SEC reports, accessible on the SEC's website at www.sec.gov and the company's website at www.csx.com.